Exhibit 10.1

PENN NATIONAL GAMING, INC.

NOTICE OF GRANT OF RESTRICTED STOCK

This is to notify you that an award of restricted shares of Common Stock of Penn National Gaming, Inc. (the “Company”) has been granted pursuant to the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan, as follows:

Name and Address of Grantee:

Date of Grant:	, 20

Type of Grant:	Restricted Stock Award

Number of shares:

Fair market value per share:	$ (as of the close of business on )

Total fair market value of award:	$ (as of the close of business on )

Vesting Date(s)/Lapse of Restrictions:

               shares on                        [1st anniversary of Date of Grant]

               shares on                        [2nd anniversary of Date of Grant]

               shares on                        [3rd anniversary of Date of Grant]

               shares on                        [4th anniversary of Date of Grant]

OR

               shares on                        [4th anniversary of Date of Grant]

               shares on                        [5th anniversary of Date of Grant]

The grant is subject to all the terms and conditions of the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan, a copy of which is available upon request.

GRANTEE

Date:

PENN NATIONAL GAMING, INC.

Date:
	By:	Robert S. Ippolito
	Title:	Vice President, Secretary and Treasurer

PENN NATIONAL GAMING, INC.

RESTRICTED STOCK AWARD AGREEMENT

All Restricted Stock is subject to the provisions of the 2008 Long Term Incentive Compensation Plan (the “Plan”) and any rules and regulations established by the Compensation Committee of the Board of Directors of Penn National Gaming, Inc.  A copy of the Plan is available upon request.  Unless specifically defined herein, words used herein with initial capitalized letters are defined in the attached Notice or the Plan.

The terms provided herein are applicable to the Restricted Stock specified in the attached Notice.  Different terms may apply to any prior or future awards under the Plan.

I.              PAYMENT FOR SHARES

No payment is required for the Restricted Stock you receive.

II.            VESTING/LAPSE OF RESTRICTIONS

Vesting of Restricted Stock means that the Restricted Stock may no longer be forfeited in the event you have a termination of employment (see the discussion of Forfeiture below).  The lapse of restrictions means that the stock is fully transferable by you.  Any stock for which the lapse of restrictions has not occurred may not be sold, transferred, pledged or otherwise disposed of by you.

The Restricted Stock vests and the restrictions on transfer lapse in [25% installments on each of the first, second, third and fourth anniversaries of the Date of Grant] OR [50% installments on each of the fourth and fifth anniversaries of the Date of Grant].  If you cease to be employed by the Company and all Subsidiaries or serve as a Director of the Company, as the case may be, then all of the Restricted Stock that remains subject to restriction or vesting at such time shall be cancelled and forfeited except as otherwise provided for in the Plan or this Award Agreement.

In addition, the Restricted Stock vests and the restrictions on transfer lapse as of the occurrence of any of the following events:

A.            Your service as an Employee or Director of the Company, as the case may be, terminates because of death or Disability; or

B.            The Company is subject to a Change of Control (as defined in the Plan).

No additional shares of Restricted Stock vest after your service as an Employee or a Director of the Company, as the case may be, has terminated for any other reason.

III.           FORFEITURE

If your service as an Employee or Director of the Company, as the case may be, terminates for any reason (except as otherwise provided for in the Plan or this Award Agreement), then your shares of Restricted Stock will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination.  This means that the Restricted

Stock will immediately revert to the Company.  You will receive no payment for shares of Restricted Stock that are forfeited.

IV.           LEAVES OF ABSENCE

For purposes of this grant, your service does not terminate when you go on a leave of absence recognized under the Plan.  Your service will terminate when the leave of absence ends, however, unless you immediately return to active work.

V.            STOCK CERTIFICATES

The Restricted Stock, or any part thereof, may be represented by certificates or may be represented in the form of uncertificated shares.  The rights and obligations of the holder of shares represented by a certificate and the rights and obligations of the holder of uncertificated shares of the same class and series shall be identical.  During the Restricted Period the shares underlying your Restricted Stock award will be held for you by the Company.  After those shares have vested, those shares will be released to you in the form of a stock certificate or uncertificated shares at your option.

VI.           VOTING AND DIVIDEND RIGHTS

You may vote your Restricted Stock and you will receive any dividends paid with respect to your Restricted Stock even before they vest.  Dividends with respect to your Restricted Stock will be paid in a lump sum on the dates that dividends are payable on Common Stock of the Company to Company shareholders generally.

VII.         WITHHOLDING TAXES

No stock certificates will be released or issued to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this grant or the vesting of the shares.  Those arrangements may include withholding shares of Company Common Stock that otherwise would be released to you when they vest.  These arrangements may also include surrendering shares of Company Common Stock that you already own.  The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

VIII.        RESTRICTIONS ON RESALE

By signing this Agreement, you agree not to sell any shares at a time when applicable laws or Company policies prohibit a sale.  This restriction will apply as long as you are an Employee or Director of the Company, as the case may be.

IX.           NO RIGHT TO CONTINUED SERVICE

A grant of Restricted Stock does not give you the right to continue in service with the Company in any capacity.  The Company reserves the right to terminate your services at any time, with or without cause, subject to any employment agreement or other contract.

X.            ADJUSTMENTS

In the event of a stock split, a stock dividend or a similar change in Company Common Stock, the number of Restricted Shares that remain subject to forfeiture will be adjusted accordingly.

XI.           APPLICABLE LAW

This Agreement will be interpreted and enforced under the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

XII.         THE PLAN AND OTHER AGREEMENTS

The text of the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant.  Any prior agreements, commitments or negotiations concerning this grant are superseded.  This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE ATTACHED NOTICE,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.